Execution Copy

Exhibit 10.2

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

     “Ableco” means Ableco Finance LLC, a Delaware limited liability company.

     “Account” means an “account” (as such term is defined in Article 9 of the Code).

     “Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

     “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

     “Administrative Agent” has the meaning specified therefor in the preamble to this Agreement.

     “Advances” has the meaning specified therefor in Section 2.1(a).

     “Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

     “Agent” and “Agents” have the meaning specified therefor in the preamble to the Agreement.

     “Agent-Related Persons” means the Agents, together with their Affiliates, officers, directors, employees, attorneys, and agents.

     “Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1.

     “Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Administrative Agent under the Loan Documents.

     “Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

     “Applicable Prepayment Premium” has the meaning specified in the Fee Letter.

     “Assignee” has the meaning specified therefor in Section 13.1(a).

     “Assigning Lender” has the meaning specified therefore in Section 13.1(a).

     “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

     “Authorized Person” means any officer or employee of Borrower.

     “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

     “Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

     “Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Administrative Agent or any member of the Lender Group as a result of Administrative Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

     “Bank Product Provider” means Wells Fargo or any of its Affiliates.

     “Bank Product Reserve” means, as of any date of determination, the lesser of (a) $1,000,000, and (b) the amount of reserves that Administrative Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding; provided, that in order to qualify as Bank Product Reserves, such reserves must be established on or prior to the date that the Bank Product Provider provides the applicable Bank Products.

     “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

     “Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

     “Base Rate Loan” means the portion of the Advances or the Term Loans that bears interest at a rate determined by reference to the Base Rate.

     “Base Rate Margin” means 1.50 percentage points.

     “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years.

     “Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

     “Borrower” has the meaning specified therefor in the preamble to the Agreement.

     “Borrowing” means a borrowing hereunder consisting of Advances (or term loans in the case of Term Loans) made on the same day by the Lenders (or Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of a Protective Advance.

     “Borrowing Base” means, as of any date of determination, the result of:

     (a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

     (b) the lesser of

     (i) $2,500,000, and

     (ii) 25% of the book value of Eligible Inventory, minus

     (c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Administrative Agent under Section 2.1(b).

     “Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

     “Breeze EBITDA” means, with respect to any fiscal period, the portion of EBITDA that is attributable to the Breeze Eastern Division of Borrower.

     “Breeze TTM EBITDA” means as of any date of determination, Breeze EBITDA for the 12-month period most recently ended.

     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

     “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

     “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

     “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

     “Cash Management Account” has the meaning specified therefor in Section 2.7(a).

     “Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Administrative Agent, each of which is among Borrower or one of its Subsidiaries, Administrative Agent, and one of the Cash Management Banks.

     “Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

     “Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 36% or more of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

     “Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Administrative Agent sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

     “Code” means the New York Uniform Commercial Code, as in effect from time to time.

     “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

     “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agents.

     “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

     “Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment, its Term Loan C Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments, their Term Loan B Commitments, their Term Loan C Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Administrative Agent.

     “Consolidated TTM EBITDA” means as of any date of determination, EBITDA for the 12-month period most recently ended.

     “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

     “Control Agreement” means a control agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower or one of its Subsidiaries, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

     “Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

     “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

     “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

     “Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

     “Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

     “Deposit Account” means any “deposit account” (as such term is defined in the Code).

     “Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.

     “Designated Account Bank” has the meaning specified therefor in Schedule D-1.

     “Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 365 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period.

     “Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.0%.

     “Dollars” or “$” means United States dollars.

     “EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, depreciation and amortization, non-cash extraordinary losses, and any amounts payable in connection with the settlement or other resolution of the Investigation and the amount of actual expenses incurred by Borrower in connection with the Investigation, such expenses not to exceed (x) through March 31, 2005, $1,615,000, (y) from April 1, 2005 through and including March 31, 2006, $1,000,000, and (z) at all times thereafter, zero (0), (such settlement costs and expenses collectively referred to as the “Investigation Amounts”) for such period, in each case, as determined in accordance with GAAP.

     “Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

     (a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days,

     (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

     (c) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,

     (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

     (e) Accounts that are not payable in Dollars or Canadian Dollars or, with respect to Eligible Foreign Accounts, Canadian Dollars or Euros,

     (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in Canada or the United States, or (ii) is not organized under the laws of Canada or the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Administrative Agent, or (z) the Account is an Eligible Foreign Account,

     (g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

     (h) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

     (i) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts; provided, however, that as to Lockheed Martin Corporation, Finmeccanica Spa., Boeing Corporation and any individual unit of the government of the United States, a percentage limitation of 20% (in lieu of 10%) shall apply (such percentages, as applied to a particular Account Debtor, being subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

     (j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

     (k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

     (l) Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

     (m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

     (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

     (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

     “Eligible Foreign Account” means (a) an Account created by Borrower with respect to which the Account Debtor does not maintain its chief executive office in Canada or the United States or is not organized under the laws of Canada or the United States; provided, that either (i) such Account is supported by an irrevocable letter of credit (in form and substance reasonably satisfactory to Administrative Agent) issued or confirmed by, and payable at, a bank having a place of business in the United States of America, that has been delivered to Administrative Agent and is directly drawable by Administrative Agent or (ii) the applicable Account Debtor has unsecured debt rated “investment grade” by either Moody’s or S&P and (b) an Account with respect to which the Account Debtor is either Finmeccanica, Spa. or European Aeronautic Defence and Space Company, so long as, with respect to (a) and (b) above, (x) such Account is not otherwise ineligible in accordance with the definition of “Eligible Accounts” and (y) the aggregate amount of such Accounts (other than Accounts supported by irrevocable letters of credit as described in clause (a)(i) above) does not exceed $4,000,000.

     “Eligible Inventory” means Inventory consisting of finished goods held for sale, work-in-process, raw materials, or goods that constitute spare parts, in the ordinary course of Borrower’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

     (a) Borrower does not have good, valid, and marketable title thereto,

     (b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

     (c) it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

     (d) it is not subject to a valid and perfected first priority Agent’s Lien,

     (e) it consists of goods returned or rejected by Borrower’s customers, or

     (f) it consists of goods that are obsolete or slow moving, restrictive or custom items, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

     “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans having (together with its Affiliates) total assets (including assets under management) in excess of $250,000,000, (d) any Lender or Affiliate (other than individuals) of any Lender, including a fund or account managed by any Lender or an Affiliate of any Lender or its investment manager (a “Related Fund”), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Administrative Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Administrative Agent.

     “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

     “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

     “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

     “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

     “Equipment” means “equipment” (as that term is defined in the Code).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

     “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

     “Event of Default” has the meaning specified therefor in Section 7.

     “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Administrative Agent in its Permitted Discretion.

     “Excess Cash Flow” means, as of any date of determination, the result of (a) EBITDA for the immediately preceding fiscal year, minus (b) the sum of (i) interest payments made in cash during such period on any Indebtedness of Borrower permitted hereunder, (ii) principal payments made in cash during such period on any Indebtedness of Borrower permitted hereunder (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments), (iii) Capital Expenditures made in cash during such period, and (iv) payments of Taxes made in cash during such period.

     “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

     “Existing Lenders” means collectively (i) The CIT Group/Business Credit, Inc. and (ii) the Holders of the Borrower’s 16% Amended and Restated Senior Subordinated Promissory Notes due August 29, 2005.

     “Extraordinary Receipts” means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business, including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments, (vii) 100% of the cash proceeds received from the sale of Borrower’s real property and improvements located in Glen Head, New York, net of any reasonable costs incurred in connection with the sale and all payments required to be made by Borrower in connection with the remediation of the property in an amount not to exceed $2,400,000, as more fully described on Schedule R-2, (viii) 100% of the cash proceeds received from the sale of the real property and improvements owned by Retainers, Inc. located at 57 Cordier Street, Irvington, New Jersey, net of any reasonable costs incurred in connection with the sale, and (ix) any purchase price adjustment received in connection with any purchase agreement.

     “Facility Limiter Amount” means (a) at any time prior to and including December 31, 2004, the lesser of (i) 4.70 times Breeze TTM EBITDA and (ii) 5.6 times Consolidated TTM EBITDA; (b) for the period commencing January 1, 2005 through and including March 31, 2005, the lesser of (i) 4.70 times Breeze TTM EBITDA and (ii) 5.5 times Consolidated TTM EBITDA; and (c) at all times after March 31, 2005, the lesser of (i) 4.00 times Breeze TTM EBITDA and (ii) 5.00 times Consolidated TTM EBITDA.

     “Fee Letter” means that certain fee letter between Borrower and Agents, in form and substance satisfactory to Agents.

     “Funding Date” means the date on which a Borrowing occurs.

     “Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

     “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

     “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

     “Government Contract” means a contract for the sale of goods by Borrower to the United States of America or any agency, department or division thereof.

     “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

     “Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

     “Holdout Lender” has the meaning specified therefor in Section 14.2(a).

     “Inactive Subsidiaries” means, collectively, (a) TT Connecticut Corporation, (b) TT Minnesota Corporation, (c) Retainers, Inc., (d) SSP Industries, (e) TTERUSA, Inc., (f) Rancho TransTechnology Corporation, (g) SSP International Sales, Inc., (h) TransTechnology (Australiasia) Pty. Ltd., (i) TransTechnology International Corp., a United States Virgin Islands corporation, (j) TransTechnology International Corp., a Delaware corporation, (k) TransTechnology Germany GmbH, (l) TransTechnology Germany Beteiligungsgesellschaft GmbH, and (m) TransTechnology Germany GmbH & Co. OHG.

     “Indebtedness” means, as applied to any Person, contingent or otherwise, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other similar products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

     “Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

     “Indemnified Person” has the meaning specified therefor in Section 10.3.

     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.

     “Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     “Inventory” means “inventory” (as such term is defined in Article 9 of the Code).

     “Investigation” means the investigation being conducted by the United States Attorney with respect to the overhaul and repair operations of Borrower’s Breeze Eastern division.

     “Investigation Amounts” has the meaning set forth in the definition of EBITDA.

     “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

     “Issuing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

     “L/C” has the meaning specified therefor in Section 2.12(a).

     “L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

     “L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

     “Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

     “Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and each of the Agents.

     “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agents in connection with the Lender Group’s transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisals (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or in the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Administrative Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Administrative Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agents related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or in the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (h) each Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) each Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

     “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

     “Lender Side Letter Agreement” means an agreement among two (2) or more of the Lenders, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

     “Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

     “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

     “Leverage Ratio” means a ratio determined as of the relevant calculation date by dividing (x) the aggregate principal amount of outstanding Obligations (including letters of credit) of Borrower as of the last day of the applicable period by (y) EBITDA for the immediately preceding 12-month period.

     “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien”

includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

     “Loan Account” has the meaning specified therefor in Section 2.10.

     “Loan Documents” means the Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Letters of Credit, the Mortgages, the Security Agreement, the Perfection Certificate, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower and the Lender Group in connection with the Agreement (including any agreements entered into pursuant to Section 5.16).

     “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

     “Material Contract” means, with respect to any Person, (i) each contract or agreement listed on Schedule M-1, (ii) each contract or agreement entered into after the Closing Date to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more in any fiscal year of Borrower (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (iii) any other contract or agreement, whether entered into as of the Closing Date or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Change.

     “Maturity Date” has the meaning specified therefor in Section 3.4.

     “Maximum Revolver Amount” means $10,000,000.

     “Moody’s” has the meaning set forth in the definition of Cash Equivalents.

     “Monthly Period” means a four (4) or five (5) week period of which there are twelve (12) such periods during the fiscal year of Borrower, determined based upon a 52-week accounting period.

     “Mortgage Policy” has the meaning specified therefor in Schedule 3.1(v).

     “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Administrative Agent, in form and substance satisfactory to Agents, that encumber the Real Property Collateral.

     “Net Cash Proceeds” means, with respect to the sale or issuance by any Person or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including, without limitation, legal, accounting and investment banking fees, and underwriting discounts and commissions), (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements).

     “Obligations” means (a) all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

     “Originating Lender” has the meaning specified therefor in Section 13.1(e).

     “Overadvance” has the meaning specified therefor in Section 2.5.

     “Participant” has the meaning specified therefor in Section 13.1(e).

     “Participant Register” has the meaning specified therefor in Section 13.1(i).

     “Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

     “Perfection Certificate” means the representations and warranties form submitted by Administrative Agent to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Administrative Agent.

     “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

     “Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (e) those items listed on Schedule 6.4.

     “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, and (e) those items listed on Schedule 6.12.

     “Permitted Liens” means (a) Liens held by Administrative Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, and (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not (i) materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens.

     “Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) each Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

     “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $250,000.

     “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

     “PIK Interest” means, as of the date of determination, the amount of all interest accrued with respect to Term Loan B and Term Loan C that has been paid-in-kind by being accrued as deferred interest.

     “PIK Margin” means 2.00 percentage points; provided, however, that if, as of Borrower’s fiscal year ended March 31, 2006, EBITDA for the immediately preceding 12-month period equals or exceeds $14,700,000, then commencing on the first day of the fiscal month of

Borrower next following the receipt of Borrower’s audited financial statements for its fiscal year ended March 31, 2006, “PIK Margin” shall mean 1.00 percentage point, any such reduction in the PIK Margin to be effective as of April 1, 2006.

     “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     “Pro Rata Share” means, as of any date of determination:

     (a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

     (b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

     (c) with respect to a Lender’s obligation to make the Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A, the percentage obtained by dividing (y) such Lender’s Term Loan A Commitment, by (z) the aggregate amount of all Lenders’ Term Loan A Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term A Loan by (z) the principal amount of the Term Loan A,

     (d) with respect to a Lender’s obligation to make the Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Lender’s Term Loan B Commitment, by (z) the aggregate amount of all Lenders’ Term Loan B Commitments, and (ii) from and after the making of the Term Loan B, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan B by (z) the principal amount of the Term Loan B,

     (e) with respect to a Lender’s obligation to make the Term Loan C and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan C, the percentage obtained by dividing (y) such Lender’s Term Loan C Commitment, by (z) the aggregate amount of all Lenders’ Term Loan C Commitments, and (ii) from and after the making of the Term Loan C, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan C by (z) the principal amount of the Term Loan C, and

     (f) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loans; provided, however, that in the event the Revolver

Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loans, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loans.

     “Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

     “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

     “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

     “Rating Agencies” has the meaning specified therefor in Section 2.16.

     “Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

     “Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or its Subsidiaries.

     “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

     “Register” has the meaning set forth in Section 13.1(h).

     “Registered Loan” means any loan recorded on the Register pursuant to Section 13.1(h).

     “Registered Note” has the meaning set forth in Section 2.16.

     “Related Fund” has the meaning set forth in the definition of Eligible Transferee.

     “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

     “Replacement Lender” has the meaning specified therefor in Section 14.2(a).

     “Report” has the meaning specified therefor in Section 15.17.

     “Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $3,000,000.

     “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (f) of the definition of Pro Rata Shares) exceed 66.67%; provided that (a) so long as WFF and its Affiliates hold not less than 30% of the sum of (i) the Revolver Commitment (or if the Revolver Commitment has been terminated or reduced to zero, the then extant Revolver Usage), and (ii) the Term Loan A Commitment (or, from and after the making of Term Loan A, the aggregate unpaid principal amount of Term Loan A), “Required Lenders” shall include WFF, and (b) so long as Ableco and its Affiliates and Related Funds hold not less than 30% of the sum of (i) the Term Loan B Commitment (or, from and after the making of the Term Loan B, the aggregate unpaid principal amount of the Term Loan B), and (ii) the Term Loan C Commitment (or, from and after making the Term Loan C, the aggregate unpaid principal amount of Term Loan C), “Required Lenders” shall include Ableco.

     “Required Revolver/Term Loan A Lenders” means, at any time, (a) Administrative Agent and (b) Lenders whose Pro Rata Shares exceed 50% of the aggregate of the Revolver Commitment and the Term Loan A Commitment.

     “Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

     “Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

     “Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

     “S&P” has the meaning set forth in the definition of Cash Equivalents.

     “SEC” means the United States Securities and Exchange Commission and any successor thereto.

     “Securities Account” means a “securities” account (as such term is defined in Article 8 of the Code).

     “Securitization” has the meaning specified therefor in Section 2.17.

     “Securitization Liabilities” has the meaning specified therefor in Section 2.17.

     “Securitization Parties” has the meaning specified therefor in Section 2.17.

     “Security Agreement” means a security agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower to Administrative Agent.

     “Senior Facility Limiter Amount” means (a) at any time prior to and including December 31, 2004, the lesser of (i) 1.5 times Breeze TTM EBITDA, and (ii) 1.85 times Consolidated TTM EBITDA; and (b) at all times after December 31, 2004, the lesser of (i) 1.5 times Breeze TTM EBITDA and (ii) 1.75 times Consolidated TTM EBITDA.

     “Settlement” has the meaning specified therefor in Section 2.3(e)(i).

     “Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

     “Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

     “Spanier Note” means that certain promissory note, dated as of March 31, 2003, by Borrower in favor of Joseph F. Spanier, in the original principal amount of $237,000.

     “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

     “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

     “Swing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).

     “Swing Loan” has the meaning specified therefor in Section 2.3(b)(i).

     “Taxes” has the meaning specified therefor in Section 15.11.

     “Term Loan A” has the meaning specified therefor in Section 2.2(a).

     “Term Loan A Amount” means $15,000,000.

     “Term Loan A Commitment” means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

     “Term Loan A Margin” means 3.00 percentage points.

     “Term Loan B” has the meaning specified therefor in Section 2.2(b).

     “Term Loan B and Term Loan C Agent” has the meaning specified therefor in the preamble to this Agreement.

     “Term Loan B Amount” means $37,500,000.

     “Term Loan B Commitment” means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

     “Term Loan B Margin” means 7.00 percentage points plus the PIK Margin.

     “Term Loan C” has the meaning specified therefor in Section 2.2(c).

     “Term Loan C Amount” means $9,000,000.

     “Term Loan C Commitment” means, with respect to each Lender, its Term Loan C Commitment, and, with respect to all Lenders, their Term Loan C Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

     “Term Loan C Margin” means 14.00 percentage points plus the PIK Margin; provided, however, that if, as of Borrower’s fiscal year ended March 31, 2006, EBITDA for the immediately preceding 12-month period equals or exceeds $14,700,000, then commencing on the first day of the fiscal month of Borrower next following the receipt of Borrower’s audited financial statements for its fiscal year ended March 31, 2006, “Term Loan C Margin” means 11.00 percentage points plus the PIK Margin, any such reduction in the Term Loan C Margin to be effective as of April 1, 2006.

     “Term Loans” has the meaning set forth in Section 2.2(c).

     “Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

     “Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

     “Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

     “Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

     “United States” means the United States of America.

     “Voidable Transfer” has the meaning specified therefor in Section 16.6.

     “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

     “WFF” means Wells Fargo Foothill, Inc., a California corporation.